                                                                   EXHIBIT 12.01

            CITIGROUP GLOBAL MARKETS HOLDINGS INC. AND SUBSIDIARIES
                CALCULATION OF RATIO OF LOSSES TO FIXED CHARGES
                                  (Unaudited)

                                                                 Six
                                                               Months
                                                                Ended
                                                               June 30,
Dollars in millions                                              2004
                                                            -----------
Losses from operations:
Loss before income taxes                                    $    (4,084)
Add fixed charges (see below)                                     2,610
                                                            -----------
Losses as defined                                           $    (1,474)
                                                            ===========

Fixed charges from operations:
Interest expense                                            $     2,538
Other adjustments                                                    72
                                                            -----------
Fixed charges from operations as defined                    $     2,610
                                                            ===========
Ratio of losses to fixed charges                                  (0.56)
                                                            ===========

NOTE:

The ratio of losses to fixed charges was calculated by dividing the sum of fixed charges into the sum of loss before income taxes and fixed charges.

Fixed charges consist of interest expense, including capitalized interest and a portion of rental expense representative of the interest factor.